EXHIBIT 99.1

Great Lakes Reports Fourth Quarter and Full Year 2022 Results

Fourth quarter net loss of $31.2 million
Fourth quarter negative adjusted EBITDA of $24.2 million
Full year net loss of $34.1 million
Full year adjusted EBITDA of $17.0 million
Net loss and adjusted EBITDA include $8.1 million charge for retirement of the Terrapin Island hopper dredge in Q4
Dredging backlog of $377.1 million at December 31, 2022

HOUSTON, Feb. 15, 2023 (GLOBE NEWSWIRE) -- Great Lakes Dredge & Dock Corporation (“Great Lakes” or the “Company”) (Nasdaq: GLDD), the largest provider of dredging services in the United States, today reported financial results for the quarter and year ended December 31, 2022.

Full Year 2022 Results

  Revenue was $648.8 million for the full year 2022.
  Total operating loss was $27.7 million for the full year 2022.
  Net loss was $34.1 million for the full year 2022.
  Adjusted EBITDA was $17.0 million for the full year 2022.

Management Commentary

Lasse Petterson, President and Chief Executive Officer commented, “The fourth quarter continued to be impacted by a significantly delayed bid market combined with high inflation, significant weather delays on projects in the Northeast, fewer high margin capital projects, dredging project production issues, higher than anticipated drydock costs, and the retirement of the Terrapin Island.

We are adjusting to the current situation by taking swift and proactive action on cost reductions and fleet adjustments. We have retired the 42-year-old hopper dredge, the Terrapin Island, and we have cold stacked two major dredges as we wait for the bid market to gain momentum in 2023. Correspondingly, we are adjusting our general and administrative, and overhead cost structures to reflect the changed market conditions and dredging fleet.

Great Lakes ended the year with $377.1 million of dredging backlog, which does not include approximately $50.0 million dollars of performance obligations related to offshore wind contracts. In addition, we ended the quarter with $584.7 million in open dredging options pending award. The Company’s awarded work represents 33.1% of the fourth quarter bid market.

Our fleet renewal program remains on budget with our mid-size hopper dredge, the Galveston Island, expected to be operational mid-year 2023 and her sistership, which will be named the Amelia Island, is expected to be delivered in 2025. The two multicats, the Cape Hatteras and the Cape Canaveral, will be operational in 2023, and we have already taken delivery of three new scows.

We are executing on our strategy to enter the fast-growing U.S. offshore wind market. Construction of our U.S. flagged Jones Act-compliant inclined fallpipe vessel for subsea rock installation is on budget and expected to be delivered and operational in the first half of 2025. In 2022, Great Lakes was awarded rock installation contracts for the Empire Wind I and II projects by Equinor and BP, with installation windows in 2025 and 2026. We are currently bidding several other offshore wind farm projects with rock installations planned for 2025 and beyond.

To support our new build program, we successfully extended our revolving credit facility until July 2027 and increased its capacity to $300 million to complement our Unsecured Notes of $325 million which do not mature until 2029. We believe our balance sheet is well equipped to complete our new build and fleet renewal strategy.

As we begin 2023, we expect to see the dredging bid market pick up in the first half of the year. The port deepening and widening projects that were delayed in 2022 are expected to bid in the first and second quarters of 2023, with dredging anticipated to start in the second half of the year. We are also optimistic that one or two Liquified Natural Gas ("LNG") projects could achieve final investment decision in 2023 with dredging to potentially start in second half of the year and continuing into 2024. We expect that the improved market conditions, combined with the fleet adjustment and cost reduction initiatives we have in place, will provide improved results in 2023 and beyond.”

Operational Update

Fourth quarter 2022

  Revenue was $146.7 million, a decrease of $63.3 million from the fourth quarter of 2021. The lower revenue in the fourth quarter of 2022 was due primarily to lower capital project dredging driven by substantially less U.S. Army Corps of Engineers (the “Corps”) capital projects bid in 2022, lower coastal protection dredging revenue, offset partially by higher maintenance project revenue.
  Gross loss was $16.2 million, a decrease of $69.2 million compared to the gross profit from the fourth quarter of 2021. Gross margin percentage declined to (11.0)% in the fourth quarter of 2022 from 25.2% in the fourth quarter of 2021. As mentioned in an earlier press release, the gross margin is impacted by the earlier than expected retirement of the Terrapin Island hopper dredge, significant weather delays on several projects in the Northeast, fewer high margin capital projects, and some project production issues. Additionally, unexpected drydocking scope increases resulted in additional costs and delays for the hopper dredges the Ellis Island and the Padre Island.
  Operating loss was $36.7 million, which is a $73.2 million decrease compared with the operating income from the prior year quarter. The decrease is a result of $69.2 million lower gross margin and a one-time non-cash $8.1 million loss from the write-down for the retirement of the Terrapin Island, offset slightly by lower general and administrative expenses compared to the prior year fourth quarter.
  Net loss for the quarter was $31.2 million, which is a $55.9 million decrease compared to net income of $24.7 million in the prior year quarter.

Full year 2022

  Revenue was $648.8 million, a decrease of $77.3 million from 2021. The lower revenue in 2022 was due primarily to lower capital project dredging and maintenance dredging revenue, offset partially by higher coastal protection project revenue.
  Gross profit for the full year 2022 was $31.2 million, a decrease of $114.1 million from 2021. Gross profit margin percentage decreased to 4.8% for the full year 2022 as compared to 20.0% for the full year 2021. The 2022 result was greatly hindered by high inflation, supply chain delays, fewer high margin capital projects, more than the usual number of weather delays and substantially differing site conditions on projects. The slow bid market in 2022 left us with some idle space on our utilization during the year and we proactively used the down time to perform preventive maintenance on our dredges. During 2022, we also had regulatory drydocking on five dredges, including the Liberty Island and the Ellis Island. In addition, we performed emission upgrades to the dredge Carolina.
  Operating loss for the full year was $27.7 million, a decrease of $111.1 million compared to the operating income from 2021. The decrease was directly attributed from the decrease in gross margin, offset slightly by the lower general and administrative expenses compared to 2021. Also included in the operating loss was the $8.1 million loss on the retirement of the Terrapin Island.
  Net loss for the full year was $34.1 million, a $83.5 million decrease compared to the $49.4 million of net income in 2021. This decrease is a result of a lower operating income, offset slightly by a decrease in net interest expense and income taxes.

Balance Sheet, Dredging Backlog & Capital Expenditures

  At December 31, 2022, the Company had $6.5 million in cash and cash equivalents and total debt of $321.5 million, and availability under its revolving credit facility of $245.7 million with no cash draws outstanding at the end of the year. Currently, the Company has drawn $65.0 million on its credit facility to support the newbuild payments.
  At December 31, 2022, the Company had $377.1 million in dredging backlog as compared to $551.6 million at December 31, 2021. Low bids and options pending award totaled $584.7 million as of December 31, 2022.
  Total capital expenditures for 2022 were $144.7 million compared to $99.9 million in 2021. The 2022 capital expenditures included $42.9 million for the Galveston Island, $27.2 million for the construction of new scows and new multicats, $16.8 million for the design and build of the subsea rock installation vessel, and $15.4 million for our second new hopper dredge the Amelia Island.

Market Update

We continue to see strong support from the Biden Administration and Congress for the dredging industry. In December 2022, the Omnibus Appropriations Bill for fiscal year 2023 was passed which included another record budget of $8.66 billion for the U.S. Army Corps of Engineers civil works program of which $2.32 billion is provided for the Harbor Maintenance Trust Fund to maintain and modernize our nation’s waterways. We expect these budgeted appropriations and the 2022 Corps budget to support the funding of several delayed capital port improvement projects including Sabine, Freeport, Mobile, San Juan, Houston, Corpus Christi and additional phases of Norfolk. In addition, the Disaster Relief Supplemental Appropriations Act for fiscal year 2023 was approved which included $1.48 billion for the Corps to make necessary repairs to infrastructure impacted by hurricanes and other natural disasters and to initiate beach renourishment projects that will increase coastal resiliency. This increased budget and additional funding support our expectation for a stronger bid market in 2023.

At the end of the year, the Water Resources Development Act 2022, or WRDA 2022, was approved by Congress and signed into law by the President. WRDA 2022 is on a two-year renewal cycle and includes legislation that authorizes the financing of Corps’ projects for flood and hurricane protection, dredging, ecosystem restoration and other construction projects. WRDA 2022 featured among many other things authorization for New York and New Jersey shipping channels to be deepened to 55 feet, estimated at $6 billion, as well as the Coastal Texas Program, estimated at $30 billion. In addition, this legislation includes policy changes that will allow future port, waterways, and coastal projects to be more readily approved and funded.

Included in our low bids pending are two LNG projects that have been awaiting Notice to Proceed from our clients. Several North American LNG export projects have been delayed in the past couple of years during the pandemic but with the increase in LNG prices, some of these LNG projects are currently gaining momentum and are targeting final investment decisions in 2023.

In 2021, the Biden Administration announced the ambitious goal of 30 GW of offshore wind by 2030 and provided $3.0 billion in federal loan guarantees for offshore wind projects. Equinor and BP have already awarded Great Lakes the rock installation contracts for the Empire Wind I and II projects, with installation windows in 2025 and 2026, which is expected to power more than 1 million homes in the State of New York. Great Lakes continues to tender bids on multiple offshore wind projects for our subsea rock installation vessel and additional contract awards are anticipated in 2023.

The Company will be holding a conference call at 9:00 a.m. C.D.T. today, February 15, 2023, where we will further discuss these results. Information on this conference call can be found below.

Conference Call Information

The Company will conduct a quarterly conference call, which will be held on Wednesday, February 15, 2023 at 9:00 a.m. C.S.T (10:00 a.m. E.S.T.). Investors and analysts are encouraged to pre-register for the conference call by using the link below. Participants who pre-register will be given a unique PIN to gain immediate access to the call. Pre-registration may be completed at any time up to the call start time.

To pre-register, go to https://register.vevent.com/register/BI785a7e65b4ac440e95e13e0b4109a8df

The live call and replay can also be heard at https://edge.media-server.com/mmc/p/fzu8jqg4 and on the Company’s website, www.gldd.com, under Events on the Investor Relations page. A copy of this press release will be available on the Company’s website.

Use of Non-GAAP measures

Adjusted EBITDA, as provided herein, represents net income (loss) from continued operations, adjusted for net interest expense, income taxes, depreciation and amortization expense, debt extinguishment, accelerated maintenance expense for new international deployments, goodwill or asset impairments and gains on bargain purchase acquisitions. Adjusted EBITDA is not a measure derived in accordance with GAAP. The Company presents Adjusted EBITDA as an additional measure by which to evaluate the Company's operating trends. The Company believes that Adjusted EBITDA is a measure frequently used to evaluate performance of companies with substantial leverage and that the Company's primary stakeholders (i.e., its stockholders, bondholders and banks) use Adjusted EBITDA to evaluate the Company's period to period performance. Additionally, management believes that Adjusted EBITDA provides a transparent measure of the Company’s recurring operating performance and allows management and investors to readily view operating trends, perform analytical comparisons and identify strategies to improve operating performance. For this reason, the Company uses a measure based upon Adjusted EBITDA to assess performance for purposes of determining compensation under the Company's incentive plan. Adjusted EBITDA should not be considered an alternative to, or more meaningful than, amounts determined in accordance with GAAP including: (a) operating income as an indicator of operating performance; or (b) cash flows from operations as a measure of liquidity. As such, the Company's use of Adjusted EBITDA, instead of a GAAP measure, has limitations as an analytical tool, including the inability to determine profitability or liquidity due to the exclusion of accelerated maintenance expense for new international deployments, goodwill or asset impairments, gains on bargain purchase acquisitions, interest and income tax expense and the associated significant cash requirements and the exclusion of depreciation and amortization, which represent significant and unavoidable operating costs given the level of indebtedness and capital expenditures needed to maintain the Company's business. For these reasons, the Company uses operating income (loss) to measure the Company's operating performance and uses Adjusted EBITDA only as a supplement. Adjusted EBITDA is reconciled to net income (loss) attributable to common stockholders of Great Lakes Dredge & Dock Corporation in the table of financial results. For further explanation, please refer to the Company's SEC filings.

The Company

Great Lakes Dredge & Dock Corporation is the largest provider of dredging services in the United States. In addition, Great Lakes is fully engaged in expanding its core business into the rapidly developing offshore wind energy industry. The Company has a long history of performing significant international projects. The Company employs experienced civil, ocean and mechanical engineering staff in its estimating, production and project management functions. In its over 132-year history, the Company has never failed to complete a marine project. Great Lakes owns and operates the largest and most diverse fleet in the U.S. dredging industry, comprised of approximately 200 specialized vessels. Great Lakes has a disciplined training program for engineers that ensures experienced-based performance as they advance through Company operations. The Company’s Incident-and Injury-Free® (IIF®) safety management program is integrated into all aspects of the Company’s culture. The Company’s commitment to the IIF® culture promotes a work environment where employee safety is paramount.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute "forward-looking" statements, as defined in Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act"), the Private Securities Litigation Reform Act of 1995 (the "PSLRA") or in releases made by the Securities and Exchange Commission (the "SEC"), all as may be amended from time to time. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Great Lakes and its subsidiaries, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements that are not historical fact are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the words “plan,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “may,” “would,” “could,” “should,” “seeks,” “are optimistic,” or “scheduled to,” or other similar words, or the negative of these terms or other variations are being made pursuant to the Exchange Act and the PSLRA with the intention of obtaining of these terms or comparable language, or by discussion of strategy or intentions. These cautionary statements the benefits of the "safe harbor" provisions of such laws. Great Lakes cautions investors that any forward-looking statements made by Great Lakes are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements with respect to Great Lakes include, but are not limited to: project delays related to the increasingly negative impacts of climate change or other unusual, non-historical weather patterns; rising costs related to inflation, particularly with the cost of materials needed for general maintenance of our dredges and increasing costs to operate and maintain aging vessels and comply with applicable regulations or standards; the inability of our largest customer, the Corps, to bring projects to market; impacts to our supply chain for procurement of new vessel build materials or maintenance on our existing vessels; the timing of our performance on contracts and new contracts being awarded to us; equipment or mechanical failures: our ability to obtain and retain federal government dredging and other contracts, which is impacted by the amount of government funding for dredging and other projects and the degree to which government funding is directed to the Corps and certain other customers, which in turn could be impacted by extended federal government shutdowns or declarations of additional national emergencies; our ability to qualify as an eligible bidder under government contract criteria and to compete successfully against other qualified bidders in order to obtain government dredging and other contracts; cost over-runs, operating cost inflation and potential claims for liquidated damages, particularly with respect to our fixed cost contracts; significant liabilities that could be imposed were we to fail to comply with government contracting regulations, including proposed regulations which may be promulgated capital and operational costs due to environmental regulations; market and regulatory responses to climate change including proposed regulations concerning emissions reporting and future emissions reduction goals; contract penalties for any projects that are completed late; force majeure events, including natural disasters, pandemics and terrorists’ actions; changes in the amount of our estimated backlog; significant negative changes to large, single customer contracts; our ability to obtain financing for the construction of new vessels, including our new offshore wind vessel; potential inability to secure contracts to utilize new offshore wind vessel; unforeseen delays and cost overruns related to maintenance of our existing vessels and the construction of new vessels, including potential mechanical and engineering issues, supply chain issues and unforeseen changes in environmental regulations; any failure to comply with Section 27 of the Jones Act provisions on coastwise trade, or if those provisions were modified or repealed; adverse rulings by Customs and Border Protection concerning the Jones Act or other matters impacting our business; fluctuations in fuel prices, particularly given our dependence on petroleum-based products; impacts of nationwide inflation on procurement of new build materials; our ability to obtain bonding or letters of credit and risks associated with draws by the surety on outstanding bonds or calls by the beneficiary on outstanding letters of credit; acquisition integration and consolidation, including transaction expenses, unexpected liabilities and operational challenges and risks; divestitures and discontinued operations, including retained liabilities from businesses that we sell or discontinue; potential penalties and reputational damage as a result of legal and regulatory proceedings; any liabilities imposed on us for the obligations of joint ventures, partners and subcontractors; increased costs of certain material used in our operations due to newly imposed tariffs; unionized labor force work stoppages; any liabilities for job-related claims under federal law, which does not provide for the liability limitations typically present under state law; operational hazards, including any liabilities or losses relating to personal or property damage resulting from our operations; our ability to identify and contract with qualified MBE or DBE contractors to perform as subcontractors; our substantial amount of indebtedness, which makes us more vulnerable to adverse economic and competitive conditions; restrictions on the operation of our business imposed by financing covenants; impacts of adverse capital and credit market conditions on our ability to meet liquidity needs and access capital; our ability to maintain or expand our credit capacity; limitations on our hedging strategy imposed by statutory and regulatory requirements for derivative transactions; foreign exchange risks, in particular, as it relates to the new offshore wind vessel build; losses attributable to our investments in privately financed projects; restrictions on foreign ownership of our common stock; restrictions imposed by Delaware law and our charter on takeover transactions that stockholders may consider to be favorable; restrictions on our ability to declare dividends imposed by our financing agreements and Delaware law; significant fluctuations in the market price of our common stock, which may make it difficult for holders to resell our common stock when they want or at prices that they find attractive; changes in previous recorded net revenue and profit as a result of the significant estimates made in connection with our methods of accounting for recognized revenue; maintaining an adequate level of insurance coverage; our ability to find, attract and retain key personnel and skilled labor; disruptions, failures, data corruptions, cyber-based attacks or security breaches of the information technology systems on which we rely to conduct our business; the impact of COVID-19 or new worldwide infections and related responsive measures, including negative supply chain impacts; and impairments of our goodwill or other intangible assets. For additional information on these and other risks and uncertainties, please see Item 1A. “Risk Factors” of Great Lakes' Annual Report on Form 10-K for the year ended December 31, 2021.

Although Great Lakes believes that its plans, intentions and expectations reflected in or suggested by such forward looking statements are reasonable, actual results could differ materially from a projection or assumption in any forward-looking statements. Great Lakes' future financial condition and results of operations, as well as any forward-looking statements, are subject to change and inherent risks and uncertainties. The forward-looking statements contained in this press release are made only as of the date hereof and Great Lakes does not have or undertake any obligation to update or revise any forward-looking statements whether as a result of new information, subsequent events or otherwise, unless otherwise required by law.

For further information contact: Tina Baginskis Director, Investor Relations 630-574-3024

Great Lakes Dredge & Dock Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited and in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2022	2021	2022	2021
Contract revenues	$146,658	$209,964	$648,781	$726,149
Gross profit (loss)	(16,162)	52,991	31,173	145,270
General and administrative expenses	12,401	16,421	51,117	62,134
(Gain) loss on sale of assets—net	8,150	29	7,792	(294)
Total operating income (loss)	(36,713)	36,541	(27,736)	83,430
Interest expense—net	(3,108)	(4,144)	(14,108)	(21,601)
Other income (expense)	207	302	(1,571)	994
Income (loss) before income taxes	(39,614)	32,699	(43,415)	62,823
Income tax benefit (provision)	8,445	(7,992)	9,360	(13,391)
Net Income (loss)	$(31,169)	$24,707	$(34,055)	$49,432

Basic earnings (loss) per share	$(0.47)	$0.38	$(0.52)	$0.75
Basic weighted average shares	66,175	65,740	66,051	65,587

Diluted earnings (loss) per share	$(0.47)	$0.37	$(0.52)	$0.75
Diluted weighted average shares	66,175	66,449	66,051	66,301

Great Lakes Dredge & Dock Corporation and Subsidiaries
Reconciliation of Net Income (Loss) to Adjusted EBITDA
(Unaudited and in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2022	2021	2022	2021
Net Income (loss)	$(31,169)	24,707	$(34,055)	49,432
Adjusted for:
Interest expense—net	3,108	4,144	14,108	21,601
Income tax provision (benefit)	(8,445)	7,992	(9,360)	13,391
Depreciation expense	12,296	11,342	46,273	43,016
Adjusted EBITDA	$(24,210)	$48,185	$16,966	$127,440

Great Lakes Dredge & Dock Corporation and Subsidiaries
Selected Balance Sheet Information
(Unaudited and in thousands)

	As of
	December 31,	December 31,
	2022	2021

Cash and cash equivalents	$6,546	$145,459
Total current assets	182,841	327,432
Total assets	981,780	997,670
Total current liabilities	160,333	154,735
Total long-term debt	321,521	320,971
Total equity	368,220	398,997

Great Lakes Dredge & Dock Corporation and Subsidiaries
Revenue and Dredging Backlog Data
(Unaudited and in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
Revenues	2022	2021	2022	2021

Capital - U.S.	$61,183	$128,548	$342,461	$397,034
Capital - foreign	149	-	149	6,596
Coastal protection	38,597	60,471	192,567	169,678
Maintenance	39,415	14,920	98,077	132,551
Rivers & lakes	7,314	6,025	15,527	20,290
Total revenues	$146,658	$209,965	$648,781	$726,149

	As of
	December 31,	December 31,
Dredging Backlog	2022	2021

Capital - U.S.	$148,429	$398,748
Capital - foreign	—	—
Coastal protection	97,819	99,048
Maintenance	125,671	50,966
Rivers & lakes	5,221	2,826
Total dredging backlog	$377,140	$551,588